Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Interests of Experts” and the incorporation by reference of our report dated March 7, 2018 (except for note 1(a) and the post March 7, 2018 subsequent events discussed in notes 3, 7, 8, 9, 15, 19, 20 and 25, as to which the date is August 9, 2018) with respect to the consolidated financial statements of Algonquin Power & Utilities Corp. (the “Company”) as at and for the years ended December 31, 2017 and December 31, 2016, and our report dated March 7, 2018 with respect to the effectiveness of internal control over financial reporting as at December 31, 2017 included in the Current Report on Form 6-K filed on August 10, 2018, in the Amendment No. 1 to the Registration Statement on Form F-10 of the Company pertaining to the registration of up to U.S. $3,000,000,000 of debt securities, common shares, preferred shares, subscription receipts, units and warrants of the Company.

/s/ Ernst & Young LLP

Toronto, Ontario
September 18, 2018